Exhibit 10.8

Mold Manufacturing Contract

Buyer:		Contract No.

Seller:	Wuxi Mingteng Mould Technology Co., Ltd	Signing date:

1.	Mold name, quantity, amount and delivery date

		Quantity	Unit Price
Drawing No	Mold name	(set)	Tax excluded	Tax included	tax rate	Amount	Delivery date	Note

2.	Contract content: The Seller shall manufacture the mold according to the drawings and processes provided by the Buyer.

3.	Mold acceptance method and place: Methods: The mold is qualified if it can easily produce qualified castings. Place: Address designated by the Buyer

4.	Confidentiality requirements for drawings and processes

The Seller shall not provide any consultation on the drawings and processes of the Buyer’s products to any third party. If the Seller violates the confidentiality agreement, the Buyer reserves the right to pursue legal liability and compensate for all losses.

5.

Delivery method, time, place and freight and miscellaneous charges:

The Seller shall deliver the molds that meet the process requirements within the specified time. If the Buyer changes the drawings or processes, the delivery time shall be negotiated by both parties separately. The delivery time shall be subject to the Seller’s delivery of the complete set of molds to the Buyer’s production site. The transportation cost shall be borne by the Seller.

6.	Settlement method of mould payment:

7.	The contract price is tax inclusive (____% VAT), and the final contract price is RMB __________.

Payment method: The contract will take effect after being signed and sealed. The Seller shall issue an invoice after the mold is shipped, and the Buyer shall pay in full 3 months after receiving the invoice.

8.	If the contract fail to perform due to force majeure or other reasons that are not caused by either party, they may be exempted from economic responsibility through negotiation

9.	The Contract shall come into force after being signed and sealed by both parties. Neither party shall modify or terminate the Contract without authorization. If the Buyer modifies or terminates the Contract, it shall be agreed by both parties through consultation, and a separate agreement shall be entered into.

10.	If any party breaches the contract within the validity period, both parties shall have the right to file a written appeal to the contract arbitration authority where the Buyer or the Seller is located in accordance with the relevant provisions of the Contract Law of the People’s Republic of China for mediation and arbitration.

11.	The Contract is made in (2) copies, with the Buyer holding 1 copy and the Seller holding 1 copy.

12.	The contract is valid from ________ (Date) to ________(Date).

Buyer(seal)：	Seller(seal)：Wuxi Mingteng Mould Technology Co., Ltd

Legal Person:	Legal Person:
Address：	Address:
Date:	Date: